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                                      EXHIBIT 11
                                 BMC WEST CORPORATION
                          Computation of Earnings Per Share



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COMPUTATION OF PRIMARY EARNINGS PER SHAREc

                                    Three Months Ended                       Six Months Ended
                              ------------------------------         --------------------------------
                                June 30,           June 30,            June 30,             June 30
                                  1996               1995                1996               1995
                              ----------          ----------          ----------          ----------
Net income                    $3,460,000          $3,530,000          $3,916,000          $4,280,000
Class B preferred stock
  accretion                           --              (8,500)             (6,500)            (17,000)
                              ----------          ----------         -----------          ----------
Adjusted net income           $3,460,000          $3,521,500          $3,909,500          $4,263,000
                              ----------          ----------         -----------          ----------
                              ----------          ----------         -----------          ----------

Weighted average shares
  outstanding                 11,830,141           9,914,685          11,828,690           9,700,702

Net effect of dilutive
  stock options based on
  the treasury stock method
  using average
  market price                   215,953             276,859             217,172             260,282
                              ----------          ----------          ----------          ----------
Total common shares and
equivalents                   12,046,094          10,191,544          12,045,862           9,960,984
                              ----------          ----------          ----------          ----------
                              ----------          ----------          ----------          ----------

PRIMARY INCOME PER SHARE          $  .29              $  .35              $  .33              $  .43
                              ----------          ----------          ----------          ----------
                              ----------          ----------          ----------          ----------

COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE

Adjusted net income           $3,460,000          $3,521,500          $3,909,500          $4,263,000
                              ----------          ----------          ----------          ----------
                              ----------          ----------          ----------          ----------

Weighted average shares
outstanding                   11,830,141           9,914,685          11,828,690           9,700,702


Net effect of dilutive
stock options based on
the treasury stock method
using the higher of
quarter-end market price
or average market price          215,953             276,859             217,172             270,522
                              ----------          ----------          ----------          ----------

Total shares and
equivalents                   12,046,094          10,191,544          12,045,862           9,971,224
                              ----------          ----------          ----------          ----------
                              ----------          ----------          ----------          ----------

FULLY DILUTED EARNINGS PER
SHARE                             $  .29              $  .35              $  .33              $  .43
                              ----------          ----------          ----------          ----------
                              ----------          ----------          ----------          ----------

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